Investor Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

Nand Gangwani Set to Step Down
From Napster at End of Year

LOS ANGELES, Calif. - December 10, 2007 - Napster (Nasdaq: NAPS) today announced that Nand Gangwani has resigned as vice president and chief financial officer effective at the end of the calendar year. Mr. Gangwani has been commuting from his home in the Bay Area to Los Angeles for the last four years and has decided to step down for personal reasons. Mr. Gangwani’s last official day at the Company will be December 31, 2007, but he will remain available to Napster during the transition period. Suzanne M. Colvin, Napster’s vice president finance, and corporate controller, will serve as the Company’s interim chief financial officer during the transition while a search is conducted for Mr. Gangwani’s replacement. Ms. Colvin is a certified public accountant and has been managing the Company’s finance, accounting and compliance efforts since 2004. Spencer Stuart, a global executive search firm, has been engaged to conduct a search for a chief financial officer who can serve in Napster’s Los Angeles headquarters and help guide the Company through its next phase of growth.

“The Board of Directors and I would like to thank Nand for his significant contributions to our growth during his years of service at Napster. We respect his decision to step down for personal reasons and wish him well in his future endeavors. Our fiscal third quarter is on track with our prior outlook and we are making strong progress with new and existing mobile carrier partners,” said Chris Gorog, Chairman and CEO of Napster.

About Napster

Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The company's offerings include "Napster" (www.Napster.com) -- the most popular on-demand music subscription service in the world; "Freenapster" (www.freenapster.com) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across North America, Europe and Japan.

Safe Harbor Statement

This press release contains forward looking statements regarding the Company’s expectations for its fiscal third quarter results and its mobile carrier relationships. These forward looking statements are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company’s service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on November 1, 2007, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright (C) 2007 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.